                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                              CAVALIER HOMES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                                     [LOGO]

                                  APRIL 4, 2000


Dear Stockholder:

         You are cordially invited to join us at our 2000 Annual Meeting of Stockholders to be held on Tuesday, May 16, 2000, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama. At the meeting, we will consider the election of directors, the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company, and any other business as may properly come before the Annual Meeting.

         Stockholders of the Company who are unable to be present personally at the Annual Meeting may vote by proxy. The enclosed Notice and Proxy Statement contain important information concerning the matters to be considered, and we urge you to review them carefully. You will also find enclosed a copy of the Company's Annual Report for the year ended December 31, 1999, which we encourage you to read.

         It is important that your shares be voted at the meeting. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed form of proxy promptly so that the Company may be assured of the presence of a quorum. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

         We look forward to seeing you on May 16th.


                                Sincerely yours,

                              CAVALIER HOMES, INC.





                              /s/ Barry B. Donnell

                                Barry B. Donnell
                              Chairman of the Board




                              /s/ David A. Roberson

                                David A. Roberson
                      President and Chief Executive Officer

                              CAVALIER HOMES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000


TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:

         The Annual Meeting of Stockholders of Cavalier Homes, Inc., a Delaware corporation (the "Company"), will be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Tuesday, May 16, 2000, at 10:00 A.M., C.D.T., for the following purposes:

         (1)      To elect nine directors;

         (2) To consider the ratification and approval of the appointment by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company; and

         (3) To transact such other business as may properly come before the meeting.

         Details respecting these matters are set forth in the accompanying Proxy Statement.

         Holders of record of the Common Stock of the Company at the close of business on March 17, 2000, are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of the Company who are entitled to vote at the Annual Meeting will be available for inspection for a period of ten days prior to the Annual Meeting at 800 Shades Creek Parkway, Birmingham, Alabama, and at the Annual Meeting, for any purpose germane to the meeting. The meeting may be adjourned from time to time without notice other than such notice as may be given at the meeting or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjourned meeting.

         You are cordially invited to attend the Annual Meeting of the Stockholders of your Company, and we hope you will be present at the meeting.

         WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy to the Company.


                       BY ORDER OF THE BOARD OF DIRECTORS





                              /s/ Michael R. Murphy

                                Michael R. Murphy
                                    Secretary

Post Office Box 540
Highway 41 North and 32 Wilson Blvd.
Addison, Alabama 35540
April 4, 2000

                              CAVALIER HOMES, INC.
                               POST OFFICE BOX 540
                      HIGHWAY 41 NORTH AND 32 WILSON BLVD.
                             ADDISON, ALABAMA 35540

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000


         The accompanying proxy is solicited on behalf of the Board of Directors of Cavalier Homes, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Tuesday, May 16, 2000, at 10:00 A.M., C.D.T. This Proxy Statement and the enclosed form of proxy are first being mailed or given to stockholders on or about April 4, 2000.


                               GENERAL INFORMATION

OUTSTANDING VOTING SHARES; VOTING PROCEDURES

         Holders of record of the Common Stock of the Company outstanding at the close of business on March 17, 2000, are entitled to notice of, and to vote at, the Annual Meeting. A total of 17,767,528 shares of Common Stock were outstanding on such date and will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock entitled to vote has the right to one vote for each share held of record on the record date for each matter to be voted upon.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company entitled to vote, consisting of at least 8,883,765 shares, is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. In accordance with the Amended and Restated By-laws of the Company, as amended (the "By-laws"), the nine nominees receiving the highest vote totals will be elected as directors of the Company. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the outcome of the election of directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required (i) for the approval and ratification of the selection of the Company's independent auditors, and (ii) for approval of all other matters. Abstentions and broker non-votes will be included for purposes of determining whether the requisite number of affirmative votes have been cast with respect to the ratification of the selection of the Company's independent auditors and approval of any other matters coming before the stockholders meeting; and, accordingly, will have the same effect as a negative vote.

VOTING YOUR PROXY

         Proxies, in the form enclosed, properly executed by a stockholder and returned to the Board of Directors of the Company, with instructions specified thereon, will be voted at the Annual Meeting in accordance with such instructions. If no specification is made, a properly executed proxy will be voted in favor of:

         (i) The election to the Board of Directors of the nine nominees named in this Proxy Statement; and

         (ii) The ratification of action taken by the Board of Directors in selecting Deloitte & Touche LLP as independent public accountants for the Company.

         As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting other than the matters stated above. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

         A stockholder may revoke a proxy by notice in writing delivered to the Secretary of the Company, Michael R. Murphy, at any time before it is exercised. A proxy may also be revoked by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke a proxy previously given to the Company.

COSTS OF SOLICITATION

         The cost of soliciting proxies, including the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Common Stock held of record by such investment bankers, brokers and other nominees; however, the Company has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interview, telephone or facsimile machine by the directors, officers and employees of the Company, without additional compensation.


                              ELECTION OF DIRECTORS

         The By-laws of the Company provide for a Board of Directors of not fewer than one nor more than ten members, the exact number to be determined by resolution of the Board of Directors. The present Board of Directors has fixed the number of directors at nine members and proposes the election of the nine persons listed below, each of whom has consented to being named and to serving in such capacity as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and shall have qualified. Unless otherwise directed, it is intended that shares of Common Stock represented by all proxies received by the Board of Directors will be voted in favor of the nominees listed below. Should any such nominee become unable or decline to accept election, which is not anticipated, it is intended that such shares of Common Stock will be voted for the election of such person or persons as the Board of Directors may recommend.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.

         The following table sets forth certain information concerning each nominee, each of whom is currently serving as a director:


Name                                Age          Principal Occupation                   Director Since
----                                ---          --------------------                   --------------
Thomas A. Broughton, III            44           President of First Commercial               1986
                                                 Bank (a state banking corporation)

Barry B. Donnell                    60           Chairman of the Board                       1986
                                                 of the Company

Lee Roy Jordan                      58           President of Lee Roy Jordan                 1993
                                                 Redwood Lumber Company
                                                 (lumber supply business) and
                                                 Southern Valve Services, Inc.
                                                 (remanufacturer and installer
                                                 of industrial valves)

A. Douglas Jumper, Sr.              68           President of S & J Steel Builders, Inc.     1997

Name                                Age          Principal Occupation                   Director Since
----                                ---          --------------------                   --------------
Mike Kennedy                        40           Senior Vice President                       1997
                                                 of Belmont Homes, Inc.


John W Lowe                         58           Partner, Lowe, Mobley                       1984
                                                 & Lowe (law firm)

Gerald W. Moore                     67           Certified Public Accountant                 1996

Michael R. Murphy                   54           Vice President, Chief Financial             1997
                                                 Officer and Secretary-Treasurer
                                                 of the Company

David A. Roberson                   43           President and Chief Executive               1996
                                                 Officer of the Company

         Messrs. Jumper and Kennedy became members of the Board of Directors effective upon the merger involving Belmont Homes, Inc. ("Belmont"), pursuant to which Belmont became a wholly owned subsidiary of the Company as of December 31, 1997. The Estate of Mr. Kennedy's father, Jerold Kennedy (former President and Chief Executive Officer of Belmont), an Alabama corporation that originally owned the initial Belmont manufacturing facility ("BHIA"), Belmont, certain other corporate entities (the "Other Corporations"), and certain other named and unnamed individual officers, employees, agents and directors of BHIA, Belmont and the Other Corporations, have been sued in the Circuit Court of Madison County, Alabama (Case Number CV 97-2297) by three former shareholders of BHIA, who have alleged breach of fiduciary duties, misrepresentation, deceit, suppression and civil conspiracy in connection with the sale of their stock in BHIA in February 1989. In addition to certain other allegations, these plaintiffs claim that Jerold Kennedy, along with others who allegedly conspired with him, misrepresented and omitted certain facts to them regarding his attempts to hire a production manager, that Belmont later hired the production manager, and that the plaintiffs would not have sold their stock in BHIA in the absence of these alleged misrepresentations and omissions. Additionally, the plaintiffs claim that the defendants intentionally depreciated the market value of the stock of BHIA. The plaintiffs request in their complaint an unspecified amount of compensatory and punitive damages and/or equitable relief, including a constructive trust, and also have filed a separate claim against the Estate of Jerold Kennedy in the Probate Court of Franklin County, Alabama (Case Number 97-051), alleging essentially the same facts and seeking substantial compensatory damages and punitive damages and a constructive trust over the stock held in the estate. The Circuit Court of Madison County, Alabama, has transferred the Madison County action to the Circuit Court of Franklin County, Alabama. The Circuit Court of Franklin County has granted summary judgment in favor of the defendants on all counts asserted in the plaintiffs' complaint in the Franklin County action. The plaintiffs have appealed this decision, and the appeal is currently pending before the Alabama Court of Civil Appeals. For further information regarding these proceedings, see the Company's Annual Report on Form 10-K for the year ended December 31, 1999, under the heading "Legal Proceedings."

         Each nominee for the Board of Directors listed above has occupied the position indicated for at least the last five years, with the exception of Messrs. Kennedy, Jumper, Murphy and Roberson. Since October 1993, Mr. Kennedy has served Belmont in various capacities, including as Acting Senior Vice President of Administration from March 31, 1997 to September 5, 1997, and as Senior Vice President of Administration of Belmont from September 5, 1997 to December 31, 1997. Mr. Kennedy served as a director of Belmont from July 31, 1997 to December 31, 1997. Mr. Jumper served as Chairman of the Board of Directors of Belmont from 1993 to December 1997. Mr. Jumper is also a director of BancorpSouth, Inc., a bank holding company headquartered in Tupelo, Mississippi. Mr. Murphy was Controller of Peerless Coatings, Inc. for the five years prior to his joining the Company in June 1995 as Corporate Controller. Mr. Murphy served in that capacity until his appointment as the Company's Chief Financial Officer and Secretary-Treasurer in October 1996. Mr. Roberson served as the Company's Chief Financial Officer and Secretary- Treasurer prior to becoming President and Chief Executive Officer in October 1996.


INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

         During 1999, the Board of Directors of the Company held four regular meetings. In addition, the Board of Directors held three special meetings in which the directors participated by conference telephone. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1999.

         The Company currently pays each nonemployee director $2,500 for each regular Board meeting at which he is in attendance and $250 for each telephone conference Board meeting in which he participates. Nonemployee directors who are members of committees also receive $750 for attendance for each committee meeting held on a date when no Board meeting is held and $250 for each committee meeting held by conference telephone. Through October, 1999, the Company paid directors who were also employees of the Company $1,250 for each regular Board meeting attended and an amount equal to the amount paid nonemployee directors for committee and telephone meetings in which they participated. The Board of Directors has resolved that, effective with meetings subsequent to October, 1999, those directors who are also employees of the Company will no longer receive additional compensation for attendance at Board meetings. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

         Pursuant to the Company's 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), options to purchase 20,000 shares of Common Stock are granted to each nonemployee director upon first being elected to the Board of Directors. In addition to such initial grants, annually on January 2, each nonemployee director who has served as a director of the Company during the calendar year immediately preceding such date receives an option to purchase 5,000 shares of Common Stock; provided, however, that no director of the Company may be granted options to purchase more than 125,000 shares of stock under the Nonemployee Directors Plan. All such options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Nonemployee Directors Plan generally have a term of ten years, and are exercisable at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless at all times during the period from the date of grant and ending twelve months before the date of exercise, the optionee was a director of the Company.

         The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors does not have a nominating committee. The Executive Committee is composed of David A. Roberson, Michael R. Murphy and John W Lowe and is authorized to act in place of the full Board of Directors in certain circumstances. The Compensation Committee, which held three meetings in 1999, including one meeting in which its members participated by conference telephone, is currently composed of Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr. The Compensation Committee administers the Company's stock option plans (other than the Nonemployee Directors Plan) and sets the compensation of the executive officers of the Company. In certain instances when the Compensation Committee needs to take actions that are designed to meet exemptions provided for stock awards under
Section 16(b) and Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to permit the deductibility by the Company of executive compensation in excess of $1,000,000 under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, and all members of the Compensation Committee do not meet the definition of "Non-employee Directors" or "Outside Directors" under Rule 16b-3 and Section 162(m), respectively, these actions may be taken by separate committees or sub-committees of the Board of Directors or the Compensation Committee or may otherwise be structured to meet the requirements of these rules. During 1999, Messrs. Jumper and Moore functioned as the Non-employee Director Sub-committee for purposes of Rule 16b-3 and held one regular meeting and one special meeting in which its members participated by conference telephone. Messrs. Broughton and Moore functioned as the Outside Directors Sub-committee for purposes of Section 162(m) and held one regular meeting and one special meeting in which its members participated by conference telephone. These directors received no additional compensation for serving in these capacities.

         The Audit Committee held one meeting during 1999. The Audit Committee is currently composed of Thomas A. Broughton, III, Gerald W. Moore and A. Douglas Jumper, Sr. The Audit Committee, among other things, recommends the selection each year of the Company's independent public accountants, reviews and evaluates the Company's financial statements for reliability and informativeness, reviews the external and internal audit procedures, scope and controls practiced by the Company's independent public accountants and its internal accounting personnel, and evaluates the services performed and fees charged by the Company's independent public accountants to determine, among other things, that the non-audit services performed by such auditors do not compromise their independence.

                    RATIFICATION AND APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has unanimously selected, subject to ratification by the stockholders, the accounting firm of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 2000. Deloitte & Touche LLP has served as the Company's auditors since 1984. Ratification of the selection of auditors is being submitted to the stockholders of the Company because the Board of Directors believes it is an important corporate decision in which stockholders should participate. If the stockholders do not ratify the selection of Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to act, resign or otherwise become incapable of acting, or if its engagement is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 2001 Annual Meeting of Stockholders when engagement of auditors is expected to again be subject to ratification by the stockholders at such meeting.

         Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting and will be provided an opportunity to address the meeting and to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION AND APPROVAL OF DELOITTE & TOUCHE LLP.


                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of
Directors:


Name                     Age        Position with the Company
----                     ---        -------------------------

David A. Roberson        43         President and Chief Executive Officer

Barry B. Donnell         60         Chairman of the Board

Michael R. Murphy        54         Vice President, Chief Financial Officer
                                    and Secretary-Treasurer

         Messrs. Roberson's, Donnell's and Murphy's business experience is set forth above under the heading "Election of Directors."

OWNERSHIP OF EQUITY SECURITIES

         Set forth below is information as of March 20, 2000, with respect to the beneficial ownership of the Common Stock of the Company by (a) each of the directors of the Company (which directors also constitute the nominees for election as directors at the Annual Meeting), (b) the Company's President and Chief Executive Officer and the two other executive officers of the Company, and
(c) all directors and executive officers of the Company as a group.


      Name of                             Amount and Nature of
  Beneficial Owner                        Beneficial Ownership          Percent of Class(1)
  ----------------                        --------------------          -------------------

Thomas A. Broughton, III                        167,344 (2)                     * %

Barry B. Donnell                                899,333 (3)                   4.98%

Lee Roy Jordan                                   64,514 (4)                     * %

A. Douglas Jumper, Sr.                          712,803 (5)                   4.00%

Mike Kennedy                                     84,136 (6)                     * %

John W Lowe                                     192,501 (7)                   1.08%

Gerald W. Moore                                  37,250 (8)                     * %

Michael R. Murphy                               106,500 (9)                     * %

David A. Roberson                               531,646 (10)                  2.94%

Directors and Executive Officers
   as a Group (nine persons)                  2,796,027 (11)                 14.88%

         The following persons have reported ownership in the Company at a level greater than 5%, according to statements on Schedule 13G as filed by such persons with the Securities and Exchange Commission:


     Name and Address of                     Amount and Nature of
      Beneficial Owner                       Beneficial Ownership              Percent of Class
      ----------------                       --------------------              ----------------
Thomson Horstmann & Bryant, Inc.
   Park 80 West, Plaza Two
   Saddle Brook, NJ 07663                        1,416,737 12                        7.97%

Private Capital Management, Inc.
  3003 Tamiami Trail North
  Naples, Florida 33940                          2,870,009 13                       16.15%

Dimensional Fund Advisors
  1299 Ocean Avenue,
  11th Floor
  Santa Monica, CA 90401                         1,355,232 14                        7.63%

     * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

     (1) Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of

March 20, 2000, that such person or group has the right to acquire within sixty days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within sixty days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated in these notes to the foregoing table, the beneficial owners named in the table have sole voting and investment power with respect to the shares of Common Stock reflected.

     (2) Includes 16,477 shares beneficially owned in an Individual Retirement Account and 12,720 shares owned by the minor children of Mr. Broughton. Includes 90,857 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter.

     (3) Includes 300,000 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter, 30,000 shares held by the Donnell Foundation, of which Mr. Donnell is co-trustee, and 100 shares held by T&C Investments Club, in which Mr. Donnell is a member. Mr. Donnell shares voting and investment power with respect to the shares of the Company held by the Donnell Foundation and T&C Investments Club.

     (4) Includes 63,514 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter.

     (5) Includes 32,000 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter. Also includes 80,000 shares held of record by the Thomas D. Keenum, Sr. Trust, of which Mr. Jumper is a co-trustee (but not a beneficiary) along with Mr. Keenum. Mr. Keenum and Mr. Jumper are first cousins, and the trust is primarily for the benefit of Mr. Keenum and his spouse and their descendants. Mr. Jumper disclaims beneficial ownership of the shares held in this trust.

     (6) Includes 52,800 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter.

     (7) Includes 56,484 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter.

     (8) Includes 32,250 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter.

     (9) Includes 95,000 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter, 2,700 shares held in Mr. Murphy's Individual Retirement Account and 1,700 shares held in his wife's Individual Retirement Account. Mr. Murphy disclaims beneficial ownership of the shares held in his wife's Individual Retirement Account.

     (10) Includes 6,435 shares beneficially owned in an Individual Retirement Account, 1,813 shares held in his wife's Individual Retirement Account and 17,748 shares owned by the minor children of Mr. Roberson. Includes 175,000 shares issuable pursuant to stock options presently exercisable as of March 20, 2000, or within 60 days thereafter. Also includes 230,902 shares beneficially owned by the Estate of Jerry F. Wilson, of which 125,000 shares are issuable pursuant to a stock option presently exercisable as of March 20, 2000, or within 60 days thereafter. Mr. Roberson is a co-executor (but not a beneficiary) of this estate along with Mr. Wilson's widow. Mr. Roberson disclaims beneficial ownership of the shares held in Mr. Wilson's estate.

     (11) See notes 1-10 above.

     (12) In a Schedule 13G/A filed by Thomson Horstmann & Bryant, Inc. ("TH&B") on January 11, 2000, TH&B, a registered investment advisor, reported having sole voting power of 849,579 of such shares, and sole dispositive power of all 1,416,737 of such shares.

     (13) In a Schedule 13G/A filed by Private Capital Management, Inc. ("PCM"), Mr. Bruce S. Sherman, SPS Partners, LP ("SPS") and Mr. Michael J. Seaman on February 15, 2000, PCM, an investment advisor registered under Section

203 of the Investment Advisors Act of 1940, reported having sole voting power and sole dispositive power of 16,000 shares, and shared dispositive power of 2,854,009 shares beneficially owned by PCM on behalf of its clients. SPS acts as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power of 171,500 shares. As Chairman of PCM and the Managing General Partner of SPS, Mr. Sherman shares dispositive power with respect to shares for which either PCM or SPS has sole or shared dispositive power (3,041,509 shares), and Mr. Sherman has sole voting and dispositive power over an additional 28,700 shares. Mr. Seaman is an employee of PCM and has sole voting and dispositive power of 75,000 shares. Mr. Seaman (i) does not exercise sole or shared voting or dispositive power with respect to shares for which PCM, SPS, or Mr. Sherman exercises voting or dispositive power, (ii) disclaims beneficial ownership of shares for which PCM, SPS, or Mr. Sherman exercises voting or dispositive power, and (iii) disclaims, along with Mr. Sherman, the existence of a group. All information in this footnote was obtained from the
Schedule 13G/A filed by PCM, Mr. Sherman, SPS and Mr. Seaman.

     (14) In a Schedule 13G filed on February 3, 2000, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reporting having sole voting and dispositive power of 1,355,232 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the issuers described in the schedule that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. All information in this footnote was obtained from the Schedule 13G filed by Dimensional.

                             EXECUTIVE COMPENSATION

     The following tables, graphs and other information provide details concerning executive compensation.

PERFORMANCE GRAPH

     The following indexed graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Standard and Poor's 500 Stock Index and (ii) a group of public companies, each of which is engaged in the business of designing, producing and selling manufactured homes. The industry group companies included in the index are American Homestar Corporation, Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Kit Manufacturing Company, Liberty Homes, Inc., Nobility Homes, Inc., Oakwood Homes Corporation, Skyline Corporation and Southern Energy Homes, Inc.


                            1994     1995     1996     1997     1998     1999
                            ----     ----     ----     ----     ----     ----
Cavalier Homes, Inc.       100.00   240.83   251.97   216.25   255.38    90.57

S & P 500                  100.00   137.58   169.17   225.60   290.08   351.12

Peer Group                 100.00   160.01   162.57   214.43   188.50    94.98

REPORT OF THE COMPENSATION COMMITTEE

     GENERAL. The Compensation Committee of the Board of Directors (the "Committee") currently consists of five directors, Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr. The Committee is responsible for establishing the base salary and annual bonus of the Company's executive officers. The Committee also reviews other matters relating to compensation of the Company's executive officers and administers the terms, conditions and policies of, and the benefits granted under, the Company's 1988 Nonqualified Stock Option Plan, the 1986 Long Term Incentive Compensation Plan, the 1993 Amended and Restated Nonqualified Stock Option Plan, the Employee Stock Purchase Plan (the "ESPP"), the 1996 Key Employee Stock Incentive Plan (the "1996 Plan") and the Executive Incentive Compensation Plan (the "EICP"). In addition, the Committee is responsible for administering options granted under the Belmont Homes, Inc. 1994 Incentive Stock Plan that were converted in the merger involving Belmont into options to purchase shares of the Company's Common Stock. For a further description of the functioning of the Committee, and the use of the Non-Employee Director and the Outside Director sub-committees, see above under the heading "Information Regarding Board of Directors and Committees." For purposes of this report, references to actions of the Committee include actions that are taken by these sub-committees or otherwise structured to comply with Rule 16b-3 and Section 162(m).

     COMPENSATION POLICIES. The Committee believes that the most effective executive compensation program is one which provides incentives to achieve both increased current profitability and longer term stockholder value. In this regard, the Committee believes executive compensation should be comprised of a reasonable annual base salary and an annual cash bonus program that rewards the executive officers in a manner directly related to the annual profitability of the Company. Annual bonuses are payable under the EICP based on corporate performance in comparison to targets previously set by the Committee. While these bonuses have been paid on a quarterly basis under the EICP in the past, the Committee has recently decided to change the payment structure of these bonuses so that they will more closely reflect the Company's annual performance. The Committee further believes that annual base salary and bonus arrangements should be supplemented with equity-based programs, pursuant to which the Company affords the ownership and retention of the Company's Common Stock by its executive officers and other key employees. The Committee endorses the proposition that equity ownership by management is beneficial because it aligns management's and stockholders' interest in the enhancement of stockholder value. The Committee feels that the combination of these programs helps to assure that the Company's executive officers and other key employees have a meaningful stake in the Company, its value, and its long-term and short-term performance.

     The Committee determines base salary, bonus and other components of executive compensation upon the basis of corporate performance, judged by revenues, earnings, stock trading prices, and strategies, and return on equity and earnings per share in relation to an industry peer group (which generally are the companies in the industry group included in the index for the performance graph set forth above), and on the basis of the Committee's subjective perception of a particular executive's performance and worth to the Company, the Company's past compensation practices and a comparison of the Company's executive compensation with the compensation paid by other companies in the same industry and, to a lesser extent, a random selection of other companies. The Committee's decisions respecting stock option grants generally are made using the same criteria discussed above, and take into consideration the number of unexercised options held by the executive officers, exercise prices and market prices of the Company's Common Stock. In making executive compensation decisions, the Committee considers the views of Mr. Roberson and Mr. Donnell and information provided by them.

     In late 1997 and early 1998, the Committee, with the assistance of an executive compensation consultant, undertook a review of its executive compensation policies and implemented certain changes that took effect in 1998. Based upon the recommendations of the consultant and its finding that Cavalier's executive officer base salaries were generally below market, the Committee decided to raise the base salaries of its executive officers, but to lower the amount of annual cash bonuses that could be earned by the executives under the EICP and to revise the formula for earning bonuses under the EICP in a manner that is designed to increase the risk to the executives in earning the bonus payments. Under the revised annual incentive program, the bonus is still calculated as a percentage of incentive net income (as defined in the EICP), but uses a lower percentage at a defined targeted level of incentive net income and provides that the percentage of incentive net income paid into the bonus pool varies based on the degree of achievement of the defined incentive net income target. Other changes include the addition of a minimum level of performance, below which no incentive would be paid, and a maximum payment or "cap" on the amount of bonus which can be received. Subsequent to the implementation of these new bonus arrangements, the Company adopted a deferred compensation plan for its executive officers and employee directors which permits them to defer some or all of their bonuses, to elect to have these amounts deemed invested in one or more investment options established under the plan, and to receive the amounts in their deferral account upon the occurrence of a distributable event, which includes attainment of a certain age (i.e., between 65 and 70), death, disability (as defined in the plan), termination of employment and a change in control of the Company (as defined in the plan).

     As part of the restructuring of executive compensation, the Committee revised its approach to granting stock-based compensation and implemented the long-term incentive feature provided for under the EICP. The Committee adopted the approach of providing annual grants of stock options in more conservative amounts to the Company's executive officers, whereas in the past the Committee had granted options less frequently but in greater amounts. The Committee believes this approach enables it to monitor more closely this component of compensation and to create more incentive for the executive to remain with the Company. In addition, in January 1998, the Company's Board of Directors adopted a policy that, in the event of any cancellation and repricing of options under the Company's 1996 Plan, the Company's Board of Directors will use all reasonable efforts to insure that the committee administering the Company's 1996 Plan requires that such cancellation and repricing be approved or ratified by the stockholders of the Company. With respect to implementing the long-term incentive feature of the EICP, the Committee has established three long-term performance periods, one for 1998-1999, one for 1998-2000, and one for 1999-2001. In March, 2000, the Committee established a long-term performance period for 2000-2002. Long-term incentive compensation would be payable based on the Company's performance during these periods for average return on equity and average growth in earnings per share (as such terms are defined in the EICP) as compared to the performance of a defined industry peer group with respect to these criteria. The program provides for a threshold, targeted and maximum incentive payment, and also provides that a reduced payment will be made in the event a threshold level of incentive net income for the Company is not achieved over the course of the long-term performance period. The long-term incentive compensation is generally payable following the end of a performance period in the form set forth in the EICP, which provides that the Committee will determine at the time it certifies performance following the end of a long-term performance period the percentage of the payment, if any (but not to exceed 40%), that will be paid in the form of restricted stock under the terms of the EICP and the 1996 Plan, with the balance being paid in cash. The number of shares of restricted stock equals the amount which could be purchased with such percentage of long-term incentive compensation applying a 20% or 30% discount from fair market value (as defined in the EICP), as elected by the executive, with a two-year restriction period on the 20% discount and a three-year restriction period on the 30% discount.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Roberson's compensation for 1999 was established according to the policies, bases, relationships to corporate performance and restructuring of executive compensation that are discussed above as being applicable to the Company's executive officers generally. Mr. Roberson's base salary was fixed at $375,000 per annum in 1999, which was the same amount as Mr. Roberson's salary in 1998. Mr. Roberson received a bonus under the short-term incentive compensation portion of the EICP of $63,206 based on the Company's financial performance in 1999, which was significantly below that of previous years. This amount was earned by Mr. Roberson during the first quarter of 1999, prior to the time when the Company's financial performance declined due to deteriorating market conditions. Mr. Roberson also earned $225,000 in long-term incentive compensation for the 1998-1999 performance period, which was equal to 50% of the targeted amount for this period and was based on the Company's performance in terms of earnings per share and return on equity in relation to the peer group's performance on these criteria. In light of existing industry conditions, and the fact that while the Company's first quarter performance was positive its annual performance was not, Mr. Roberson voluntarily agreed, along with the other executive officers of the Company, to reduce the amount of long-term compensation by the $63,206 amount of short-term bonus he earned for the first quarter of 1999. This voluntary reduction resulted in a net payment of long-term incentive compensation of $161,794. Mr. Roberson received this payment in the first quarter of 2000, which the Committee determined to pay entirely in cash rather than in some percentage of restricted stock.

     Mr. Roberson was also granted an option to purchase 10,000 shares of the Company's common stock at $9.66 per share during 1999, which was equal to the fair market value of the common stock on the date of grant. Mr. Roberson is also eligible to receive long-term compensation for the long-term compensation periods of 1998-2000, 1999-2001, and 2000-2002, as further described above.

     Mr. Roberson is eligible to participate in the Company's employee stock purchase and 401(k) plans, as well as the deferred compensation plan described above, and has a Split Dollar Agreement with the Company, pursuant to which the Company pays the premiums on a life insurance policy for Mr. Roberson's benefit, with the Company being entitled to be reimbursed for the premiums paid out of the cash surrender value on cancellation of the policy or when the death benefits are paid.

Members of the Compensation Committee:        Thomas A. Broughton, III, Chairman
                                              Lee Roy Jordan
                                              A. Douglas Jumper, Sr.
                                              John W Lowe
                                              Gerald W. Moore

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers of the Company in each of the last three fiscal years, unless otherwise noted.


                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                    AWARDS          PAYOUTS
                                                  ANNUAL COMPENSATION               ------          -------
                                                  -------------------             SECURITIES
                                                                                  UNDERLYING         LTIP        ALL OTHER
  NAME AND PRINCIPAL POSITION               YEAR       SALARY         BONUS         OPTIONS         PAYOUTS     COMPENSATION
  ---------------------------               ----       ------         -----         -------         -------     ------------
David A. Roberson                           1999      $375,000(1)   $ 63,206(7)(8)  10,000(10)     $161,794(7)     $13,278(13)
 President and Chief Executive Officer      1998       375,000(2)    496,898(9)     40,000(10)                       7,687
                                            1997       200,000(3)    486,482       125,000(10)(11)                   9,688


Barry B. Donnell                            1999       375,000(1)     63,206(7)(8) 10,000(10)      161,794(7)      12,219(13)
 Chairman of the Board                      1998       375,000(4)    496,898(9)    40,000(10)                       7,818
                                            1997       200,000       486,482      125,000(10)                       9,862


Michael R. Murphy                           1999       175,000(1)     31,584(7)(8)  7,500(10)       62,166(7)      9,580(13)
 Vice President, Chief Financial            1998       175,000(5)    238,511(9)    25,000(10)                      7,525
 Officer and Secretary-Treasurer            1997       120,000(6)    114,356       62,500(10)(12)                  8,438

---------------

     (1) Includes $21,250 that Mr. Roberson, Mr. Donnell and Mr. Murphy directed the Company to withhold and use to purchase 3,053 shares of the Company's Common Stock at a weighted average price of $6.96 per share pursuant to the terms of the Company's Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to have a portion of their compensation withheld, subject to certain limits, to purchase shares of the Company's Common Stock. The purchase price for shares purchased under the ESPP is the lesser of 85% of the market price of the stock as of the first or last day of the applicable payment period. The payment periods under the ESPP are the six month periods beginning on each January 1 and July 1.

     (2) Includes $21,250 that Mr. Roberson directed the Company to withhold and use to purchase 2,388 shares of the Company's Common Stock at a weighted average price of $8.90 per share pursuant to the terms of the ESPP.

     (3) Includes $21,250 that Mr. Roberson directed the Company to withhold and use to purchase 2,500 shares of the Company's Common Stock at a weighted average price of $8.50 per share pursuant to the terms of the ESPP.

     (4) Includes $21,250 that Mr. Donnell directed the Company to withhold and use to purchase 2,500 shares of the Company's Common Stock at a weighted average price of $8.50 per share pursuant to the terms of the ESPP.

     (5) Includes $21,250 that Mr. Murphy directed the Company to withhold and use to purchase 2,367 shares of the Company's Common Stock at a weighted average price of $8.98 per share pursuant to the terms of the ESPP.

     (6) Includes $11,440 that Mr. Murphy directed the Company to withhold and use to purchase 1,365 shares of the Company's Common Stock at a weighted average price of $8.38 per share pursuant to the terms of the ESPP.

     (7) The amounts under the Bonus column reflect short-term incentive compensation paid in 1999 under the Executive Incentive Compensation Plan (the "EICP") and earned due to the Company's positive performance in the first quarter of 1999. The amount in the LTIP Payout column reflects long-term incentive compensation earned under the EICP for the two-year period ended December 31, 1999. These amounts reflect an earned payout of $225,000 in the case of

Messrs. Roberson and Donnell and $93,750 in the case of Mr. Murphy, or 50% of the targeted amount of $450,000 in the case of Messrs. Roberson and Donnell and $187,500 in the case of Mr. Murphy, based on the Company's performance in terms of earnings per share and return on equity during the period in relation to the performance of an industry peer group. In light of industry conditions and the fact that while the Company's first quarter performance was positive, its annual performance was not, Messrs. Roberson, Donnell and Murphy voluntarily agreed to reduce their long-term payout by the amount of short-term bonus previously received in 1999. The net long-term payout was made in the first quarter of 2000.

     (8) Includes amounts that the executive officers directed to be withheld and paid into the Company's Deferred Compensation Plan in the amount of $6,321 for Messrs. Roberson and Donnell and $3,158 for Mr. Murphy. The Deferred Compensation Plan permits the executive officers and employee directors of the Company and certain of its affiliates to defer a portion of their compensation and have it deemed invested in one of several investment options selected by the employee. Upon the first to occur of the employee's 70th birthday (or other date between the employee's 65th and 70th birthday), disability, death, termination of employment, a change in control of the Company, or some other event designated by the employee and approved by the committee administering the plan, the employee will be entitled to receive the balance of the amounts deferred by the employee and any investment returns on such amounts.

     (9) Includes amounts that the executive officers directed to be withheld and paid into the Company's Deferred Compensation Plan in the amount of $18,372 for Messrs. Roberson and Donnell and $8,815 for Mr. Murphy.

     (10) Options granted to executive officers during 1999, 1998 and 1997 were granted pursuant to the Company's 1996 Key Employee Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for, among other things, the granting of both incentive and non-qualified stock options. Options granted under the 1996 Plan are generally exercisable six months after the grant date and expire ten years from the date of grant.

     (11) Includes shares of Common Stock underlying an option to purchase 62,500 shares granted on January 17, 1997, which option replaced an option to purchase 62,500 shares originally granted on May 15, 1996.

     (12) Includes shares of Common Stock underlying an option to purchase 12,500 shares granted on January 17, 1997, which option replaced an option to purchase 12,500 shares originally granted on July 25, 1996.

     (13) Includes the following for 1999: (i) matching contribution made by the Company to its 401(k) plan during 1999 on behalf of Messrs. Roberson and Donnell in the amount of $5,813 and on behalf of Mr. Murphy in the amount of $3,580;
(ii) directors' fees paid by the Company in 1999 to Messrs. Roberson, Donnell and Murphy in the amount of $6,000 each; and (iii) amounts paid in connection with a split dollar insurance agreements between the Company and irrevocable insurance trusts established by Mr. Roberson and Mr. Donnell, which provide for the Company to be reimbursed for premiums paid for life insurance, less the amounts attributable to term insurance, upon the earlier of the cancellation of the policy or the payment of the death benefits. The amount reflected in the column includes a portion of the premium payments that are attributable to term insurance coverages for Mr. Roberson of $1,465.25 and for Mr. Donnell of $406.09, as determined by tables supplied by the Internal Revenue Service.

INFORMATION CONCERNING STOCK OPTIONS

1999 STOCK OPTION GRANTS

     During 1999, the Company granted options to purchase 27,500 shares of its Common Stock to its executive officers, as summarized in the following tables.


                                           OPTION GRANTS IN LAST FISCAL YEAR

                                    PERCENTAGE OF                                      POTENTIAL REALIZABLE VALUE
                      NUMBER        TOTAL OPTIONS                                     AT ASSUMED ANNUAL RATES OF
                   OF SECURITIES     GRANTED TO                                        STOCK PRICE APPRECIATION
                    UNDERLYING        EMPLOYEES     EXERCISE PRICE                        FOR OPTION TERM (2)
                      OPTIONS         IN FISCAL       PER SHARE     EXPIRATION            -------------------
      NAME            GRANTED           YEAR           ($/SH)          DATE            5% ($)            10% ($)
      ----            -------           ----           -------         ----            ------            -------

David A. Roberson    10,000(1)          4.6%         $9.65625(1)      1/25/09          60,219            153,085


Barry B. Donnell     10,000(1)          4.6%         $9.65625(1)      1/25/09          60,219            153,085


Michael R. Murphy     7,500(1)          3.4%         $9.65625(1)      1/25/09          45,164            114,814

---------------

     (1) These awards were made pursuant to the 1996 Key Employee Stock Incentive Plan. Each of the options granted to the named executives in 1999 became exercisable on July 25, 1999. The exercise price of these options is equal to the fair market value of the Company's Common Stock on the date of grant.

     (2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The gains reflect future value based upon growth at these prescribed rates. Stock options have value to recipients, including the listed executives, only if the market price of the Company's Common Stock increases above the option exercise price reflected in the table during the period the option remains exercisable.

     During 1999, no options to purchase shares of Common Stock were exercised by the named executive officers. Stock options to purchase 27,500 shares were granted to these persons during 1999, and an aggregate of 570,000 shares were subject to stock options that were unexercised at the end of the year. The following table summarizes the foregoing:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING            VALUE OF UNEXERCISED
                                                                            UNEXERCISED               IN-THE-MONEY
                                                                            OPTIONS AT             OPTIONS AT FISCAL
                                                                        FISCAL YEAR-END (#)           YEAR-END ($)
                                      SHARES ACQUIRED        VALUE         EXERCISABLE/               EXERCISABLE/
NAME                                  ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE            UNEXERCISABLE(1)
----                                  ---------------    ------------      -------------            ----------------
David A. Roberson...................         --            $   --            175,000 / 0               $0 / $0
Barry B. Donnell....................         --            $   --            300,000 / 0               $0 / $0
Michael R. Murphy...................         --            $   --             95,000 / 0               $0 / $0

---------------

     (1) A fair market value of $3.9375 per share is used to calculate the value of unexercised options, which is based upon the closing sale price of the Company's Common Stock on the New York Stock Exchange on December 31, 1999, the final trading day of 1999. The actual value, if any, a person may realize as a result of an option will depend on the excess of the stock price over the exercise price on the date the option is exercised.


LONG-TERM INCENTIVE COMPENSATION*


                                                                 ESTIMATED FUTURE PAYOUTS
                            PERFORMANCE OR                   UNDER NON-STOCK PRICE-BASED PLANS
                          OTHER PERIOD UNTIL                 ---------------------------------
     NAME                 MATURATION OR PAYOUT            THRESHOLD       TARGET          MAXIMUM
     ----                 --------------------            ---------       ------          -------

David A. Roberson         December 31, 2000               $ 112,500      $450,0$0         $675,000
                          December 31, 2001                  75,000       300,000          450,000

Barry B. Donnell          December 31, 2000               $ 112,500      $450,000         $675,000
                          December 31, 2001                  75,000       300,000          450,000

Michael R. Murphy         December 31, 2000               $  46,875      $187,500         $281,250
                          December 31, 2001                  31,250       125,000          156,250

---------------

     * Under the Executive Incentive Compensation Plan (the "EICP"), the Compensation Committee has established two long-term performance periods, one for a three-year period ending December 31, 2000 and the other for a three-year period ending December 31, 2001. Long-term incentive compensation is payable based on the Company's performance during these periods for return on equity and growth in earnings per share (as such terms are defined in the EICP) as compared to the performance of a defined industry peer group with respect to these criteria. The program provides for a threshold, targeted and maximum incentive payment, and also provides that a reduced payment will be made in the event a threshold level of incentive net income for the Company over the long-term performance period is not achieved. The Compensation Committee determines at the time it certifies performance following the end of a long-term performance period the percentage of the payment, if any (but not to exceed 40%), that will be paid in the form of restricted stock under the terms of the EICP and the 1996 Plan, with the balance being paid in cash. The number of shares of restricted stock equals the amount which could be purchased with such percentage of long-term incentive compensation applying a 20% or 30% discount from fair market value (as defined in the EICP), as elected by the executive, with a two-year restriction period on the 20% discount and a three-year restriction period on the 30% discount.

RETENTION AND SEVERANCE AGREEMENTS

     In August, 1998, the Company entered into Retention and Severance Agreements (the "Retention Agreements") with Messrs. Roberson, Donnell and Murphy. The Retention Agreements provide that in the event the executive officer's employment with the Company is involuntarily terminated (including a constructive termination, as defined in the agreement) within two years following a change in control for reasons other than cause, disability, or retirement (as such terms are defined in the agreement) or death (an "Involuntary Termination"), the executive officer will be entitled to a lump sum payment equal to his base salary through the date of termination plus certain bonus and incentive amounts earned but not yet paid to, and prorated amounts for bonuses and incentive compensation not yet earned by, the executive officer under the Company's bonus and incentive plans. In addition, upon an Involuntary Termination, Messrs. Roberson and Donnell will be entitled to severance pay equal to 2.99 times the sum of, and Mr. Murphy will be entitled to severance pay equal to 2.00 times the sum of, such executive officer's annual base salary, the average annual bonus received by the executive officer for the three years immediately preceding the date of termination, and the amount most recently paid under the Company's performance based long-term incentive program (or deemed paid under the terms of the agreement if no amounts have yet become due under the program).

     Each Retention Agreement also provides that in the event the executive officer voluntarily terminates his employment within two years following a change in control for reasons other than disability, retirement or death or in connection with an event of constructive termination, as such terms are defined in the Retention Agreement (a "Voluntary Termination"), the executive officer will be entitled to a lump sum payment equal to his full base salary through the date of termination plus certain bonus and incentive amounts earned but not yet paid to, and prorated amounts for bonuses and incentive compensation not yet earned by, the executive officer under the Company's bonus and incentive plans. In addition, upon a Voluntary Termination, the executives will be entitled to severance pay equal to the sum of such executive officer's annual base salary, the average annual bonus received by the executive officer for the three years immediately preceding the date of termination, and the amount most recently paid under the Company's performance based long-term incentive program (or deemed paid under the terms of the agreement if no amounts have yet become due under the program).

     Each Retention Agreement also provides that, in the event of an Involuntary Termination or a Voluntary Termination, the Company will maintain certain health insurance and other employment benefits for the executive officer until the earlier of (a) three years in the case of an Involuntary Termination or one year in the case of a Voluntary Termination, and (b) such time as the executive officer obtains substantially the same coverage from a new employer. The Retention Agreements further provide that additional "gross up" amounts are payable to the extent necessary for the net amount received by the executive under the Retention Agreements and other benefit agreements applicable to the executive to be the same as they otherwise would be in the absence of any "golden parachute" excise taxes payable under Section 280G of the Code. The Retention Agreements will terminate upon the earliest of the following: (1) termination of the executive officer's employment with the Company prior to a change in control; (2) the performance by the Company of all its obligations following a Voluntary Termination or an Involuntary Termination; or (3) August 26, 2003. At the time of entering into the Retention Agreements with Messrs. Roberson, Donnell and Murphy, the Company entered into similar agreements with certain other key employees of the Company on terms comparable to Mr. Murphy's agreement.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The following directors of the Company currently serve as members of the Compensation Committee: Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr.

     The Company has a $35 million revolving and term loan agreement (the "Credit Facility") with its primary lender, First Commercial Bank. No amounts were outstanding under the Credit Facility at December 31, 1999. First Commercial Bank has also issued letters of credit for six industrial development bond issues relating to Company properties and provides financing to certain Texas joint ventures in which the Company is a limited partner, as further described below. Since no amounts were outstanding under the Credit Facility during 1999, the Company made no interest payments to First Commercial Bank during 1999. The Company made payments to First Commercial Bank in the amount of $145,280 for commitment, letter of credit and trustee fees in 1999. Mr. Broughton is the President of

First Commercial Bank. The Company believes that the terms of the Credit Facility and these other financing arrangements are reasonable compared to terms that would be present in a similar credit facility or other financing arrangements entered into with an unaffiliated entity.

     The Company, along with two other manufactured housing producers, is a limited partner in three separate limited partnerships formed to do business in the State of Texas. One of the limited partnerships owns real estate (the "Real Estate Partnership") that is leased to the other limited partnerships, one of which engages in the business of producing roof trusses (the "WoodPerfect Partnership") and the other of which may engage in the business of laminating wall panels (the "Hillsboro Partnership"). Each of the operating partnerships is expected to sell its products to manufactured housing producers, including those producers that are partners in such partnerships. Financing for these businesses was provided through industrial bond financing, and the lease payments from the WoodPerfect Partnership and the Hillsboro Partnership to the Real Estate Partnership are designed to service this indebtedness. In addition, First Commercial Bank provides a line of credit and equipment loan to each of the WoodPerfect Partnership and the Hillsboro Partnership and a loan to the Real Estate Partnership to fund construction of the project, and also has issued a letter of credit as security for the industrial bond financing for the project, for which First Commercial Bank receives customary fees. The Company owns an approximate 25% interest in the Real Estate Partnership and the WoodPerfect Partnership, and an approximate 33 1/3% interest in the Hillsboro Partnership. Lee Roy Jordan is also an approximate 25% limited partner in the Real Estate Partnership and the WoodPerfect Partnership. Mr. Jordan is also the sole member in the two limited liability companies that serve as the general partners to the Real Estate Partnership and the WoodPerfect Partnership. One of the limited liability companies owns a 0.01% interest in the Real Estate Partnership and the other limited liability company owns a 0.01% interest in the WoodPerfect Partnership. The Company purchased approximately $1.2 million in roof trusses during 1999 from the WoodPerfect Partnership in the ordinary course of business. The Company believes that the payments made for these products are reasonable compared to amounts that would have been paid to unaffiliated entities for similar products. The Hillsboro Partnership had not commenced manufacturing operations as of the date of this Proxy Statement.

     Mr. Lowe is a partner in the law firm of Lowe, Mobley & Lowe, which rendered legal services to the Company and its subsidiaries during 1999 and which the Company expects to continue to render legal services during 2000. Mr. Lowe also has an ownership interest in an entity that leases a warehouse to the Company, as described below. During 1999, the Company and its subsidiaries paid Lowe, Mobley & Lowe legal fees in the aggregate amount of $269,400.

     Until January, 1999, Cavalier Homes of Alabama ("Cavalier - Alabama"), a division of one of the Company's subsidiaries, leased a manufacturing facility, office premises and certain equipment from a partnership, the partners of which include the estate of the former President and Chief Executive Officer of the Company, Jerry F. Wilson, and John W Lowe, each of whom owns a one-third interest in such partnership. Cavalier - Alabama exercised its option under the lease to purchase the leased property for $1,900,000 in January, 1999. The Company believes that the price paid for the property is reasonable compared to amounts that would have been paid to an unaffiliated entity for similar property.

     Until January, 1999, Cavalier - Alabama leased another manufacturing facility from a partnership, the partners of which include David A. Roberson, who owns a 10% interest in such partnership, and Jonathan B. Lowe and Michael P. Lowe, each of whom owns a 5% interest in such partnership and each of whom is a son of John W Lowe. Cavalier - Alabama exercised its option under the lease to purchase the leased property for $1,500,000 in January, 1999. The Company believes that the price paid for the property is reasonable compared to amounts that would have been paid to an unaffiliated entity for similar property.

     Quality Housing Supply, LLC ("Quality"), a wholly owned subsidiary of the Company, leases a manufacturing facility from a corporation whose shareholders include Mike Kennedy, a director of the Company, Jonathan B. Lowe and Michael P. Lowe, each of whom owns 10% of the outstanding common stock of such corporation. The lease expires in July, 2004 and provides for rental payments to be made by Quality in the amount of $150,000 per year until July, 2000, at which time annual rental payments will be increased to $180,000 per year. The lease further provides that Quality has the option to purchase the leased property at any time during the term of the lease for $1,125,000, subject to adjustment based on changes in the consumer price index if such purchase is made on or after July 1, 2000. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar property.

     Quality also leases a warehouse from a corporation in which John W Lowe owns a 25% interest. The initial term of this lease expired in April, 1999, and was renewed for an additional five years at the option of Quality. The lease provided for rental payments to be made by Quality in the amount of $72,000 per year during the initial lease term. The rent payable during the renewal term is $90,000. Quality made rental payments under the lease in the amount of $84,000 in 1999 and expects to make rental payments in the amount of $90,000 in 2000. The lease further provides that Quality has the option to purchase the leased property for $850,000, subject to adjustment based on changes in the consumer price index if such purchase occurs following the initial lease term. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar property.

     During 1999, Belmont Homes, Inc., a subsidiary of the Company ("Belmont"), purchased from Keith Kennedy for $200,000 a 10% interest in a company that manufactures and distributes roof trusses and other lumber products and sells them primarily to producers of manufactured homes, including Belmont and other subsidiaries of the Company. Keith Kennedy is the brother of Mike Kennedy and was employed at Belmont until September of 1999. The purchase price was equal to $20,000 above Mr. Kennedy's initial investment in the company and was determined by negotiation between Mr. Kennedy and Mr. Roberson. During 1999, the Company and its subsidiaries purchased approximately $8.6 million in roof trusses and other lumber products from this entity in the ordinary course of business. Jonathan B. Lowe and Michael P. Lowe also have a minority ownership interest in this entity. Richard Roberson, Mr. Roberson's brother, also has a minority ownership interest in and is an executive officer of this entity. The Company believes that the purchase price paid to Keith Kennedy for his interest in this entity, and the payments made for the products purchased from this entity, were reasonable compared to amounts that would have been paid to unaffiliated entities for a similar interest or for similar products.

     Belmont paid approximately $337,000 in 1999 for the construction of plant facilities to a corporation in which A. Douglas Jumper, Sr. owns a 50% interest. Mr. Jumper also serves as the president of this corporation. The Company believes that the payments made to this corporation were reasonable compared to amounts that would have been paid to an unaffiliated entity for similar services.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1999, Belmont paid approximately $730,000 for certain furnishings to be installed in homes manufactured by Belmont to a corporation in which Mike Kennedy owned a 20% interest. Keith Kennedy, Mike Kennedy's brother, also owned a minority interest in this corporation. Both Mike Kennedy and Keith Kennedy sold their stock in this corporation in late 1999 to a person unaffiliated with the Company. The Company believes that the payments made to this corporation were reasonable compared to amounts that would have been paid to an unaffiliated entity for similar products.

     For a discussion of other relationships and transactions involving directors or executive officers of the Company, see "Compensation Committee Interlocks and Insider Participation" above.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely on a review of copies of such reports furnished to the Company, the Company believes that during 1999 all applicable filing requirements were complied with in a timely manner.


                                  OTHER MATTERS

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 5, 2000, to be considered for inclusion in the 2001 proxy materials. According to the Company's By-laws, for a stockholder proposal to be properly brought before the 2001 Annual Meeting of Stockholders (other than a proposal to be considered for inclusion in the 2001 proxy materials), it must be a proper matter for stockholder action and must be delivered to the secretary of the Company no earlier than January 4, 2001 and no later than February 19, 2001.




                             /s/ Michael R. Murphy

                                Michael R. Murphy
                                    Secretary

Addison, Alabama
April 4, 2000

                           CAVALIER HOMES, INC. PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints David
A. Roberson and Michael R. Murphy, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Cavalier Homes, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Cavalier Homes, Inc., to be held on Tuesday, May 16, 2000, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama and at any adjournment or postponement thereof, in the following manner:

1. ELECTION OF DIRECTORS

     [ ]  FOR all nominees listed below
        (except as otherwise instructed below)

     [ ]  AUTHORITY WITHHELD
        to vote for all nominees listed below

    Thomas A. Broughton, III, Barry B. Donnell, Lee Roy Jordan, A. Douglas Jumper, Sr., Mike Kennedy, John W Lowe, Gerald W. Moore, Michael R. Murphy and David A. Roberson

To withhold authority to vote for any nominee, write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

               [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

                   (Continued and to be signed on other side)

3. OTHER MATTERS

     [ ] In their discretion, upon such other matters as may properly come before the meeting

     [ ]  AUTHORITY WITHHELD to vote upon such matters

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR ITEM 2, AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
                                                 Dated:                   , 2000
                                                       -------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature

                                                 Please sign this proxy exactly
                                                 as your name appears hereon.
                                                 When signing as executor,
                                                 administrator, trustee,
                                                 corporate officer, etc., please
                                                 give full title. In case of
                                                 joint owners, each joint owner
                                                 should sign.

Please Date, Sign and Return TODAY in the enclosed envelope. No Postage Required if Mailed in the United States.